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                                                                       01/30/97

                                      AGREEMENT

     THIS AGREEMENT made and entered into this 30th day of January, 1997, by and between ROBERT E. LOW and LAWANA LOW (the "Lows"), and CASINO RESOURCE CORPORATION ("CRC").

                                       RECITAL

     The Lows and CRC own all of the membership interest in New Palace Casino, L.L.C. ("New Palace"). New Palace has been issued a gaming license by the Mississippi Gaming Commission (the "Commission") and the Lows have been found suitable for licensing purposes by the Commission. CRC has been approved by the Commission to participate as a Member of New Palace but Jack Pilger and the officers of CRC have not as yet been found suitable for licensing purposes and as a result CRC and New Palace are unable to enter into the management agreement as Provided by the New Palace Operating Agreement ("Operating Agreement"). CRC is hesitant to perform all of its closing obligations under the terms of the Operating Agreement without the certainty of a finding of suitability of Pilger or its officers, and the Lows are concerned about the finding of suitability of Pilger, the key ingredient for the Lows entering into the Operating Agreement with CRC, in a timely manner, as well as the effect of a finding of unsuitability of Pilger.

     Neither CRC nor the Lows contemplated a finding of suitability for the Lows and not the CRC officers at the same time or vice versa, a finding of suitability for CRC and its officers and not the Lows.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein

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contained the Lows' agreement to proceed with the Closing of the Asset Purchase
Agreement with Maritime Group, Ltd. (the "Purchase Agreement"), it is hereby agreed as follows:

     1. At the time of the Closing of the Purchase Agreement (the "Closing") the Lows shall perform all of the obligations required of them by the Operating Agreement. CRC shall issue the Debenture (as that term is defined in the Operating Agreement and the Purchase Agreement). The Lows shall loan to CRC $1.1 Million representing CRC's First Additional Contribution cash requirement. CRC shall immediately thereafter contribute the $1.1 Million to New Palace representing its First Additional Contribution cash requirement CRC shall simultaneously with transfer by the Lows of the $1.1 Million execute a promissory note (the "Note") payable to the Lows in the amount of $1.1 Million, together with interest at the rate of 10% per annum and due and payable in 90 days and simultaneously New Palace Casino, L.L.C. and the Lows shall return the $400,000.00 to CRC presently in escrow at Hancock Bank. At the Closing, the Lows shall have applied for and shall within three business day thereafter cause the Mercantile Bank, St Louis, Missouri, to deliver to CRC, an irrevocable letter of credit in the amount of $1,000,000.00 naming CRC beneficiary. The terms and conditions of the letter of credit shall be in form acceptable to CRC and shall provide that the letter of credit is payable on demand by CRC provided the Lows have not already paid CRC the $1 Million upon transfer of its membership interest. In New Palace to the Lows, provided such is done within 100 days of the Closing. If CRC fails to transfer its membership interest in New Palace to the Lows within said 100 days the letter of credit shall expire. Said demand for payment to the Mercantile Bank shall be accompanied by (I) a copy of the instrument of conveyance of CRC's membership interest in


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New Palace to the Lows and (II) CRC's written statement that it has demanded payment of the sum of $1,000,000.000 from the Lows and payment of such amount has not been received from the Lows.

     2. In the event (i) Pilger withdraws his name from consideration by the Commission for a finding of suitability prior to the expiration of 90 days following Closing; (ii) Pilger is found unsuitable by the Commission at anytime during the 90-day period following Closing (iii) Pilger has not been found by the Commission within 90 days following Closing; (iv) The Commission makes a ruling that CRC must divest its interest in New Palace during the 90 days following Closing (v) The Commission makes a ruling that CRC must terminate the employment of any individual or cause the resignation of any Board member or take any other action, the failure of which would result in the loss of New Palace's gaming license, and CRC fails to take or cause such action within 48 hours, then in any such event CRC shall immediately withdraw as a Member of New Palace and relinquish all right, title, ownership interest, and all other interests in New Palace, subject to the following conditions:

     (a)  The return of the Note by the Lows to CRC marked "paid in full";

     (b) The payment to CRC by the Lows or Mercantile Bank within 10 days of $1 Million, less accrued interest on the Note. In the event the Lows fail to pay said sum within 2 days, CRC may demand payment from the Mercantile Bank of the Letter of Credit issued to CRC as required by paragraph 1, hereof. The Lows shall not be relieved of their


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obligation to pay said sum to CRC until CRC has received payment of said sum in full from either the Lows or the Mercantile Bank;

     (c) The agreement by the Lows to pay CRC $250,000.00 two (2) years from date of Closing with no interest which the Lows by their signatures hereto agree to pay to CRC upon the occurrence of CRC conveying its Interest in New Palace to the Lows; and

     (d) The payment to CRC of all expenses advanced by CRC on behalf of New Palace (and not on its own behalf) after the date or execution of the Operating Agreement, notwithstanding any provision to the contrary in the Operating Agreement. Expenses are itemized in Exhibit B.

     3. If during the 90 days following Closing CRC shall desire to withdraw from New Palace they may do so by tendering their membership interest to the Lows. The Lows agree to purchase the same by performing the obligations contained in subparagraphs a, b, c, & d of paragraph 2 hereof, and upon the performance of CRC of the obligations set forth in paragraph 5.

     4. Should any of the events itemized in paragraph 2 hereof occur, and the conditions itemized in paragraph 2 hereof be met, CRC agrees that it shall have no further claim whatsoever of any interest in New Palace and further acknowledges that the consideration provided for herein is sufficient.

     5. In the event of the withdrawal of CRC as a member of New Palace provided paragraph 2 hereof, the books New Palace shall be closed as of the effective date of CRC's withdrawal. The capital account of CRC shall be settled as of such date. A liquidating


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distribution of the positive capital account balance of CRC, if such is the case, shall be made by New Palace no later than ten business days after the withdrawal of CRC as a member of New Palace. In the event CRC has a deficit balance in its capital account upon its withdrawal as a member, it shall, within ten business days after its withdrawal, restore the amount of such deficit balance to New Palace. The Lows and New Palace shall have the right of offset against amounts owed CRC hereunder.

     6. In the event Pilger is found suitable by the Commission within 90 days following Closing, and neither of the events set out in sub-paragraphs (iv) and
(v) of paragraph 2 hereof have occurred, CRC shall pay the Note together with accrued interest and shall not be required to withdraw from New Palace as herein provided.

     7. If CRC shall fail to issue the Debenture at the time of Closing and thereby fails to participate in the Closing as required by the terms of the Operating Agreement, then CRC shall immediately withdraw as a Member of New Palace and relinquish all right, title and ownership interest, and all other interests in New Palace, and shall quit claim any such interest to the Lows. In such event and in the further event the Purchase Agreement is closed, the Lows shall return the $400,000.00 held in escrow to CRC together with accrued interest.


IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the date first written herein.


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                                                   ____________________________
                                                   ROBERT E. LOW


                                                   ____________________________
                                                   LAWANA LOW


                                                    CASINO RESOURCE CORPORATION


                                              BY   ____________________________
                                              Its  ____________________________

                                                                          "CRC"


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